Household Finance Corporation
Household Consumer Loan Corporation
Household Consumer Loan Trust 1995-1		Total 2001 Payments
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Original Principal Class A	750,000,000.00
Number of Class A Bonds (000's)	750,000.00
Original Principal Class B	172,196,000.00
Number of Class B Bond (000's)	172,196.00
Original Principal Certificate	30,304,000.00
Number of Certificate Bond (000's)	30,304.00

Class A Principal Distribution		62,067,520.15
Class A Interest Distribution		4,581,608.63

Class B Principal Distribution		25,612,978.66
Class B Interest Distribution		3,737,195.48

Certificates Principal Distribution		2,422,849.33
Certificates Interest Distribution		381,539.20